Exhibit 10.8.3

Execution Version

CONFIDENTIAL TREATMENT REQUESTED

ROYALTY AGREEMENT

This ROYALTY AGREEMENT, dated as of April 18, 2013 (as amended, supplemented or otherwise modified from time to time, this “Royalty Agreement”), is made by and between ROYALTY OPPORTUNITIES S.ÀR.L, a Luxembourg société à responsabilité limitée (together with its Affiliates, successors, transferees and assignees, “ROS”), and Natera, Inc., a Delaware corporation (“Natera”). ROS and Natera are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, ROS Acquisition Offshore LP, a Cayman Islands Exempted Limited Partnership (“Lender”), and Natera have entered into that certain Credit Agreement, dated as of the date hereof (as subsequently amended or otherwise modified, the “Credit Agreement”); and

WHEREAS, the execution and delivery of this Royalty Agreement is a condition precedent to the making of the Initial Loan pursuant to the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce ROS to make the Loans pursuant to the Credit Agreement, the Parties hereto agree as follows.

ARTICLE I.
DEFINITIONS

SECTION 1.1                                             Certain Terms. The following terms (whether or not underscored) when used in this Royalty Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Applicable Amount” has the meaning set forth in the definition of “Purchase Price”.

“Applicable Period” has the meaning set forth in the definition of “Purchase Price”.

“Bankruptcy Event” means any Event of Default of the type described in Section 9.1(h) of the Credit Agreement.

“Buy-Out Notice” has the meaning set forth in Section 2.6.

“Buy-Out Option” has the meaning set forth in Section 2.6.

“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Royalty Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, and shall include the existence and terms of this Royalty Agreement.

“Contract” means any contract, license, indenture, instrument or agreement.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Default Rate” means the rate of interest applicable to Loans under Section 3.5 of the Credit Agreement.

“Disclosing Party” means the Party disclosing Confidential Information.

“Judgment” means any judgment, injunction, order or decree.

“Law” means any law, statute, rule, regulation or ordinance of any Governmental Authority that may be in effect from time to time.

“Lender” has the meaning set forth in the recitals hereto.

“Natera” has the meaning set forth in the preamble hereto.

“Net Revenue” means consolidated net sales, distribution income, service payments, license income, and other forms of consideration made to Natera and its Subsidiaries related to all products and services (including all Products) and shall be determined in accordance with GAAP. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing Natera’s audited financial statements.

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Payments” means the Royalty Payments, the payment of the Purchase Price and any other payments to be made by Natera to ROS hereunder.

“Pledge and Security Agreement” means the Pledge and Security Agreement among Natera, Natera International Inc. and the Lender.

“Purchase Price” means, with respect to either (x) Natera’s election to exercise its Buy-Out Option at any time, or (y) ROS’s election to exercise its Put Option upon the occurrence of a Royalty Event of Default, an amount, payable by Natera to ROS in U.S. Dollars to an account designated in writing by ROS, equal to the difference between (i) the applicable amount set forth in the table below (the “Applicable Amount”) opposite the applicable period (the “Applicable Period”) set forth in the table below, during which such Buy-Out Option or Put Option as the case may be, was exercised (or deemed to be exercised), less (ii) the Recovered Amount. The Purchase Price shall not be less than zero.

Applicable Period	Applicable Amount if the Delayed Draw Loan Has Not Been Funded	Applicable Amount if the Delayed Draw Loan Has Been Funded
On or before the 1st anniversary of the Closing Date	$8,000,000	$11,000,000
After the 1st anniversary of the Closing Date and on or before the 2nd anniversary of the Closing Date	$8,875,000	$12,000,000
After the 2nd anniversary of the Closing Date and on or before the 3rd anniversary of the Closing Date	$9,750,000	$13,000,000
After the 3rd anniversary of the Closing Date and on or before the 4th anniversary of the Closing Date	$10,625,000	$14,000,000
Any time after the 4th anniversary of the Closing Date	$11,500,000	$15,000,000

“Put Notice” has the meaning set forth in Section 5.2.

“Put Option” has the meaning set forth in Section 5.2.

“Receiving Party” means the Party receiving Confidential Information.

“Recipients” has the meaning set forth in Section 7.1.

“Recovered Amount” means, as of the time the Purchase Price is paid pursuant to Section 2.6 hereof, the aggregate amount of all Royalty Payments previously paid to ROS by Natera or any Subsidiary pursuant to Section 2.1 as of the Fiscal Quarter last ended.

“Related Agreement” means any existing or future Contract entered into before or during the Royalty Term by Natera or any of its Subsidiaries (i) [*] or (ii) that could reasonably be expected to [*].

“Related Party” means any Party (other than Natera or any of its Subsidiaries) to any Related Agreement.

“ROS” has the meaning set forth in the preamble hereto.

“Royalty Agreement” has the meaning set forth in the preamble hereto.

“Royalty Event of Default” has the meaning set forth in Section 5.1.

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

“Royalty Payment” has the meaning set forth in Section 2.1(b).

“Royalty Report” has the meaning set forth in Section 2.1(c).

“Royalty Term” means the period commencing on the Closing Date and ending on the earlier of (i) the tenth anniversary of the Closing Date and (ii) the date of payment of the Purchase Price pursuant to the exercise of the Put Option by ROS or the exercise of the Buy-Out Option by Natera, as the case may be.

“Term” has the meaning set forth in Section 6.1.

“Third Party” means any Person, other than Natera or any of its Subsidiaries.

SECTION 1.2                                             Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Royalty Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement. In the event that the Credit Agreement terminates (in accordance with its terms or otherwise) prior to the expiration of the Term, terms used herein and defined in the Credit Agreement (as in effect immediately prior to such termination) shall continue to be used herein without regard to such earlier termination of the Credit Agreement (as if such agreement remained in full force and effect).

ARTICLE II.
ROYALTY PROVISIONS

SECTION 2.1                                             Royalty Payments.

(a)                                 Natera shall (or shall cause a Subsidiary to) pay to ROS, in respect of each Fiscal Year (or portion of a Fiscal Year, in the case of the first Fiscal Year and last Fiscal Year of the Royalty Term) during the Royalty Term and prior to the Fiscal Quarter in which the Delayed Draw Loan is funded, a royalty amount equal to the sum of (i) 1.00% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to $50,000,000 of such Net Revenue, plus (ii) 1.50% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of $50,000,000.

(b)                                 Natera shall (or shall cause a Subsidiary to) pay to ROS, in respect of each Fiscal Year (or portion of a Fiscal Year, in the case of the first Fiscal Year and last Fiscal Year of the Royalty Term) during the Royalty Term and during the Fiscal Quarter in which the Delayed Draw Loan has been funded and thereafter, a royalty amount equal to the sum of (i) 1.50% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to $50,000,000 of such Net Revenue, plus (ii) 2.00% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of $50,000,000.

(c)                                  Amounts payable pursuant to Section 2.1(a) and Section 2.1(b) shall be calculated quarterly as of the last day of each Fiscal Quarter during the Royalty Term, and shall be payable by Natera to ROS within [*] after the end of each such Fiscal Quarter (each such payment, a “Royalty Payment”). The first Royalty Payment shall be

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

determined based on Net Revenue for the entire first Fiscal Month following the month in which the Closing Date occurs through to the last Fiscal Month of the Fiscal Quarter in which the Closing Date occurs, and the last Royalty Payment (other than in the case of the Royalty Term ending on the date of payment of the Purchase Price pursuant to the exercise of the Put Option by ROS or the exercise of the Buy-Out Option by Natera) shall be determined based on the Net Revenue for the Fiscal Quarter up to the last day of the Fiscal Month in which the last day of the Royalty Term occurs. Royalty Payments shall first be determined in the currency of the country in which the corresponding Net Revenue occurred and then converted to its equivalent in U.S. Dollars. The rates of exchange for such payments shall be the average rate for U.S. Dollars, as quoted by JPMorgan Chase in New York City, at the close of business on the last day of the Fiscal Quarter in which such Net Revenue occurred.

(d)                                 Together with each Royalty Payment, Natera shall deliver a written report to ROS showing with respect to each Product (on a product-by-product and country-by-country basis) (i) Net Revenue for such Product in such country for the applicable Fiscal Quarter, including line items for any deductions to the gross invoiced amount made pursuant to the definition of Net Revenue, and (ii) the calculation (in reasonable detail) of the Royalty Payment owed (including any applicable exchange rates used) and paid for such Fiscal Quarter (each, a “Royalty Report”). Each delivery of a Royalty Report hereunder shall also be deemed to constitute a representation and warranty by Natera that such Royalty Report is true, correct and complete in all material respects (subject to normal year-end audit adjustments; provided that if such adjustments shall result in an increase in the calculation of Net Revenue, the calculations of Royalty Payments owed shall be adjusted to account for such increase and the Borrower shall immediately pay any Royalty Payment amounts owed); provided, that the sole remedy for any error, unless Royalty Payments are demonstrated in more than two Fiscal Quarters to be understated by more than [*] percent ([*]%) for each such Fiscal Quarter, shall be as provided in Section 2.4.

SECTION 2.2                                             General Provisions as to Payments. All amounts payable to ROS under this Royalty Agreement (including the Payments) shall be (i) made [*] of any kind or nature whatsoever, (ii) made in U.S. Dollars and in immediately available funds and (iii) remitted by wire transfer to such bank account as shall have been designated by ROS in writing from time to time. Any Payments or other amounts due to ROS under this Royalty Agreement that are not made on or before the applicable due date shall, upon demand by ROS, bear interest, payable on demand (and compounded monthly), for each day from (and including) the applicable due date to (but excluding) the date of the payment thereof, at a rate per annum equal to the Default Rate.

SECTION 2.3                                             Taxes. The Parties hereby covenant and agree that, with respect to any Taxes payable on any Payments payable to ROS under this Royalty Agreement, Section 4.3 of the Credit Agreement shall apply and is hereby incorporated herein by reference as if set forth herein in its entirety; provided that references in such Section 4.3 to the “Borrower” shall be deemed to mean Natera, references to the “Lender” shall be deemed to mean ROS, and references to the Credit Agreement shall be deemed to mean this Royalty Agreement.

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

SECTION 2.4                                             Records and Audit.

(a)                                 Natera shall keep and maintain at its chief executive office in the United States complete and accurate records (on a product-by-product and country-by-country basis) of all sales, Net Revenue, and deductions to arrive at Net Revenue and Royalty Payments until the latest of (i) [*] years after the period to which such records relate, (ii) the expiration of the applicable tax statute of limitations, and (iii) such longer period as applicable Law requires.

(b)                                 Natera shall not later than [*] following its determination of Net Revenue and Royalty Payments for any Fiscal Quarter (or more frequently if Natera so elects) send written notice to ROS containing such Net Revenue and Royalty Payments determination. Natera shall provide to ROS reasonable access at reasonable times after [*] and during regular business hours of Natera to the personnel, properties, books and records of Natera solely for the purpose of a review by ROS of the calculation of Net Revenue and Royalty Payments; and ROS shall have the right, not more than [*] through the Term, at ROS’s expense (except as set forth below), at reasonable times after [*] and during regular hours of Natera, to investigate and audit such records, upon reasonable notice (and may, if it so chooses, retain an independent accountant to conduct such investigation and audit as and to the extent provided in Section 2.4(d)). Natera shall, and shall cause its Subsidiaries to, cooperate fully and completely with all reasonable requests with respect to such investigation and audit (and the Persons conducting such investigation and audit), and all results of any investigation and any audit under this Section 2.4 (and any associated underlying data and information) shall be made available to both Natera and ROS.

(c)                                  Within [*] after the delivery of any Royalty Report to ROS, ROS shall be entitled to request an audit of the Net Revenue or Royalty Payments determination with respect to previously delivered Royalty Reports (the “Audit Request”).

(d)                                 Within [*] after delivery to Natera of the Audit Request, if the Parties are not able to agree on the Net Revenue and Royalty Payments determination, then ROS shall be entitled to engage an independent auditor or valuation firm reasonably acceptable to Natera (the “Independent Firm”) to audit the Net Revenue and Royalty Payments calculations. Upon the engagement of the Independent Firm, both Natera and ROS will direct the Independent Firm to render a determination within [*] of its engagement, and Natera, ROS and their respective agents will cooperate with the Independent Firm during its engagement. The determination of the chosen Independent Firm shall be conclusive and shall become final and binding upon the parties hereto.

(e)                                  The fees and expenses of any investigation or audit under this Section 2.4, including fees and expenses of the Independent Firm, shall be borne by ROS; provided, however, that if the Independent Firm determines that Natera’s initial Net Revenue as set forth in the Royalty Report has resulted in an underpayment of a Royalty Payment due to

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

ROS for any Fiscal Quarter by more than [*] percent ([*]%), then Natera shall pay the such reasonable fees and expenses of the Independent Firm conducting the audit.

(f)                                   If any investigation or audit under this Section 2.4 reveals an underpayment of a Royalty Payment, then Natera shall remit such underpayment to ROS not later than [*] after the completion of such investigation or audit. If any such investigation or audit reveals an overpayment, then ROS shall remit such overpayment to Natera not later than [*] after the completion of such investigation or audit.

SECTION 2.5                                             Related Agreements; Access to Records.

(a)                            Natera shall, and shall cause its Subsidiaries to, provide ROS, upon request, with true, correct and complete copies of each Related Agreement (including all amendments and supplements thereto).

(b)                            Natera shall, and shall cause its Subsidiaries to, provide ROS with access to records required to be maintained pursuant to Section 2.4 to verify and audit the Net Revenue attributable to Natera or such Subsidiaries in accordance with the audit and inspection process described in Section 2.4. Natera will use commercially reasonable efforts to [*] and relevant to any audit or inspection process described in Section 2.4.

SECTION 2.6                                             Buy-Out Option. At any time after the Closing Date, Natera shall have the right, exercisable in its sole discretion (the “Buy-Out Option”), to purchase from ROS all (but not less than all) of its rights to the remaining Royalty Payments that will become due pursuant to Section 2.1. The amount payable by Natera to ROS in respect of the Buy-Out Option shall be the Purchase Price. If Natera elects to exercise its Buy-Out Option, it shall so notify ROS in writing (the “Buy-Out Notice”), which Buy-Out Notice shall set forth a calculation of the Purchase Price in reasonable detail. Delivery of a Buy-Out Notice (and exercise of the Buy-Out Option) shall be irrevocable. Unless ROS disputes in writing, within five (5) Business Days of its receipt of the Buy-Out Notice and with reasonable specificity the calculation of the Purchase Price prior to tender of the Purchase Price (in which case the Buy-Out Notice shall be of no force or effect), Natera shall, on the tenth Business Day following ROS’s receipt of such Buy-Out Notice, purchase from ROS all (but not less than all) of its rights to the remaining Royalty Payments that will become due pursuant to Section 2.1. The payment of the Purchase Price shall be made by wire transfer of immediately available funds to an account designated by ROS, or, if not timely designated by ROS, to the ROS account set forth on its signature page to this Agreement.

SECTION 2.7                                             Release of Excess Collateral Security. At any time after the Termination Date, promptly upon request of Natera, so long as no Royalty Event of Default then exists, ROS agrees to release and reconvey to Natera, or to subordinate in favor of a third party lender designated by Natera, ROS’s Lien on Excess Collateral Security, and further agrees to execute and deliver, at Natera’s sole cost and expense, such financing statement amendments and releases, or subordination agreements if applicable, as reasonably requested by Natera in connection therewith. As used herein, “Excess Collateral Security” means any asset or

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

properties of Natera over which ROS then has a Lien as requested by Natera so long as, after giving effect to such collateral release or subordination the then applicable maximum Purchase Price is fully secured by a letter of credit in a form and issued by a bank, in each case reasonably acceptable to ROS.

SECTION 2.8                                             Lender Appointed as Agent. ROS hereby appoints Lender to act as ROS’s agent as set forth in Section 5.5 of the Pledge and Security Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Natera hereby represents and warrants to ROS as of the Closing Date as follows:

SECTION 3.1                                             Credit Agreement Representations and Warranties. The representations and warranties of the Borrower contained in Article VI of the Credit Agreement are true and correct in all material respects, each such representation and warranty set forth in such Article and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Royalty Agreement by this reference as though specifically set forth in this Article. Without limiting the foregoing, Section 6.17 Permits and Section 6.18 Regulatory Matters of the Credit Agreement are incorporated herein by this reference and Natera represents and warrants that the representations and warranties set forth therein are true and correct.

SECTION 3.2                                             Enforceability. Natera has the power and authority and the legal right to enter into this Royalty Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this Royalty Agreement and the performance of its obligations hereunder. This Royalty Agreement has been duly executed and delivered on behalf of Natera, constitutes a legal, valid and binding obligation of Natera and is enforceable against Natera in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

SECTION 3.3                                             Related Agreements. None of Natera or any of the Subsidiaries has breached or defaulted under any provision of any Related Agreement in any material respect, and, to the knowledge of Natera no Related Party has breached or defaulted under any provision of any Related Agreement in any material respect. To the knowledge of Natera, except as otherwise disclosed in writing to ROS, no event has occurred that, upon notice or passage of time or both, could reasonably be expected to give rise to any breach or termination of or default under any Related Agreement by any party thereto.

ARTICLE IV.
COVENANTS

Natera covenants and agrees with ROS that throughout the Term Natera will, and will cause each of its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 4.1                                             Transactions with Affiliates. None of Natera or any of its Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless:

(a) such arrangement, transaction or contract is:

(x)(i) between or among Natera or any of its Subsidiaries, (ii) provides normal and reasonable compensation, benefits, reimbursement of expenses and indemnification to officers and directors, (iii) is a cash Investment in Natera, or (iv) is between or among Natera or any of its Subsidiaries on the one hand and a Permitted Joint Venture on the other hand and is not otherwise prohibited hereunder, and

(y)(i) is on fair and reasonable terms no less favorable to Natera or any Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not one of its Affiliates and (ii) is of the kind which would be entered into by a prudent Person in its position with a Person that is not one of its Affiliates; or

(b) such arrangement, transaction or contract is not between or among Natera and any Parallel Entity and Natera has:

(x) provided ROS with not less than [*] prior written notice of such arrangement, transaction or contract and (y) certified in writing to ROS that such arrangement, transaction or contract (i) satisfies the requirements of clause (a)(y), and (ii) has been approved by Natera’s board of directors; or

(c) such arrangement, transaction or contract is approved by ROS.

SECTION 4.2                                             Maintenance of Existence; Licenses; Compliance with Laws and Related Agreements. Natera and each of the Subsidiaries shall (a) preserve and maintain its legal existence (except as otherwise permitted by Section 8.7 of the Credit Agreement), (b) preserve and maintain in all material respects all rights, privileges, Permits and franchises necessary or desirable in the normal conduct of its business, (c) comply in all material respects with all Laws and Judgments applicable to it, and (d) perform in all material respects its obligations under the Related Agreements to which Natera or any of the Subsidiaries is a party, except to the extent that the failure to do so could not reasonably be expected to affect in any material respect the value of the Royalty Payments.

SECTION 4.3                                             Maintenance of Patents. Natera and each of the Subsidiaries shall prosecute and maintain, at its own expense, each Patent included in the Intellectual Property, unless the failure to prosecute and maintain such Patent either (a) [*] or (b) [*].

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

SECTION 4.4                                             Enforcement of Intellectual Property

(a)                                 Natera shall promptly inform ROS of any suspected infringement by a Third Party of any Intellectual Property that Natera determines in its reasonable business judgment is reasonably likely to adversely affect in any material respect the value of the Royalty Payments. Natera shall promptly provide ROS with a copy of any written notice of any such suspected infringement of Intellectual Property delivered or received by Natera or any of its Subsidiaries as soon as practicable and in any event not less than [*] following such delivery or receipt.

(b)                                 Natera shall have the right (but not the obligation) to initiate, at its sole expense, an enforcement of the Intellectual Property against any Third Party. All sums received (including awards, damages and settlement payments) for compensatory damages only as a result of any enforcement of the Intellectual Property by Natera under this Section 4.4(b), after deduction of all reasonable costs and expenses (including attorneys’ fees and expenses) incurred by Natera in connection with such enforcement, shall be included in the calculation of Net Revenue for the Fiscal Quarter in which any such amounts are indefeasibly received by Natera.

SECTION 4.5                                             Challenges to Intellectual Property.

(a)                                 Natera shall promptly inform ROS of any written notice of any challenge to the Intellectual Property that could reasonably be expected to adversely affect in any material respect the value of the Royalty Payments, and shall provide to ROS a copy of any such written notice of any such written notice received by Natera or any of its Subsidiaries as soon as practicable and in any event not less than five business days following such receipt.

(b)                                 Natera shall have the right (but not the obligation) to initiate, at its sole expense, a defense against such challenge to the Intellectual Property. If Natera elects to bring such a defense, Natera shall so notify ROS and use commercially reasonable efforts to defend the Intellectual Property against such challenge. Natera shall provide prompt written notice to ROS of the initiation of such defense. All sums received (including awards, damages and settlement payments), if any, as a result of any such defense by Natera under this Section 4.5(b) shall for all purposes be excluded from the calculation of Net Revenue; provided, that the net amount received by Natera pursuant to any cross claim or counterclaim on account of compensatory damages only shall be included in the calculation of Net Revenue to the same extent as such amounts would be included pursuant to an enforcement of Intellectual Property under Section 4.4(b).

(c)                                  In the event that Natera determines that it will not defend against such challenge to the Intellectual Property, Natera shall promptly inform ROS of that determination and ROS shall have the right (but not the obligation) to defend such challenge, on behalf of Natera but at ROS’s sole expense (an “ROS Defense”), subject to Section 4.5(d), and Natera agrees to be named as a party to any action, suit or other proceeding in connection therewith, if, in ROS’s view, it is necessary or desirable to do so. ROS shall (i) provide prompt written notice to Natera of the initiation of such defense and (ii) keep Natera promptly informed of the status of, and all material developments in, such defense. Natera shall also, at ROS’s sole expense, cooperate fully with ROS and

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

provide such assistance as ROS may reasonably request in connection with such ROS Defense. All sums received (including awards, damages and settlement payments), if any, as a result of any such ROS Defense of the Intellectual Property by ROS under this Section 4.5(c) shall be allocated be allocated 95% to ROS and 5% to Natera and shall for all purposes be excluded from the calculation of Net Revenue.

(d)                                 In the event that ROS decides to pursue an ROS Defense, ROS agrees to indemnify Natera, each of its Subsidiaries and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) for, and to defend, exonerate and hold Natera and each other Indemnified Party free and harmless, from and against, any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection with or as a consequence of each and every ROS defense (including with respect to any counterclaims or cross claims and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or the parties hereto and Third Parties.

SECTION 4.6                                             [Intentionally omitted]

SECTION 4.7                                             Related Agreements. Promptly, and in any event within [*] following Natera becoming aware of a breach of any Related Agreement by a Related Party, in each case that could reasonably be expected to adversely affect in any material respect the value of the Royalty Payments, Natera shall provide notice of such breach to ROS. In addition, Natera shall provide to ROS a copy of any written notice of any such breach or alleged breach of any Related Agreement delivered or received by Natera or any of its Subsidiaries as soon as practicable and in any event not less than [*] following such delivery or receipt.

SECTION 4.8                                             No Impairments; Diligence. Natera agrees to meet such standards in developing and marketing the Products as are reasonable and customary in the industry and as required by this Royalty Agreement, until such time as Natera determines in its sole discretion that the Products is not “commercially marketable”. Nothing in this Royalty Agreement, however, will require Natera to develop, sell or market the Products should Natera determine, in its sole judgment, that a Product is not commercially marketable. In the event of a determination that the Products are not commercially marketable, Natera shall provide ROS with prompt written notice of such determination.

SECTION 4.9                                             Further Assurances; Information. Natera shall, shall cause each of its Subsidiaries to furnish, execute and deliver such additional documents, certificates, instruments, and statements, provide such additional data and information, and perform such additional acts, in each case, as may be reasonably requested by ROS in connection with, or in furtherance of, any of the provisions of this Royalty Agreement.

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

ARTICLE V.
EVENTS OF DEFAULT; REMEDIES

SECTION 5.1                                             Events of Default. The occurrence of any of the following events shall constitute a “Royalty Event of Default” under this Royalty Agreement:

(a)                                 Natera shall default in the payment (i) of any Royalty Payment when due hereunder, or (ii) any other payment when due hereunder, and in the case of clause (ii) such default shall continue for a period of thirty days after such amount was due, or (iii) default in the payment when due (after any applicable period of grace) of any amount under the Credit Agreement;

(b)                                 Any representation or warranty of Natera contained or incorporated by reference herein, or in any Royalty Report, shall at any time prove to have been incorrect in any material respect when made;

(c)                                  An Event of Default (after any applicable period of grace) shall exist under Section 9.1(c) of the Credit Agreement;

(d)                                 Natera or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to Natera by ROS or (ii) the date on which Natera has knowledge of such default;

(e)                                  a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of or interest or fees on, any Indebtedness of Natera or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defease, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity;

(f)                                   any judgment or order for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Natera or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order;

(g)                                  any Loan Document shall (except in accordance with its terms) terminate or the terms thereof shall cease to be the legally valid, binding and enforceable obligation of Natera or any Subsidiary thereto; Natera or any Subsidiary shall contest in any manner such validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in any material part, cease to be a perfected first priority Lien;

(h)                                 any Key Permit or any of Natera’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner materially adverse to Natera or Natera and its Subsidiaries taken as a whole;

(i)                                     any circumstance occurs that has had or would reasonably be expected to cause a Material Adverse Effect;

(j)                                    (i) the FDA, CMS, EMA or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Regulatory Authorization or (B) initiates enforcement action against, or issues a warning letter with respect to, Natera or any of the Subsidiaries, or any of their Products or the manufacturing facilities therefor, that causes Natera or such Subsidiary to discontinue marketing or withdraw any of its material Products, or causes a material delay in the manufacture or offering of any of its material Products, which discontinuance, withdrawal or delay could reasonably be expected to last for more than three months; (ii) a recall; or (iii) Natera or any of the Subsidiaries enters into a settlement agreement with the FDA, CMS, EMA or any other Governmental Authority, if any of the foregoing has had or would reasonably be expected to have or result in a Material Adverse Effect;

(k)                                 Any Change in Control shall occur; or

(l)                                     Natera or (except as permitted under the Credit Agreement) any of its Subsidiaries shall

(i)                                     become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii)                                  apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)                               in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, Natera hereby expressly authorizes ROS to appear in any court conducting any relevant proceeding during such 60 day period to preserve, protect and defend its rights under this Royalty Agreement;

(iv)                              permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by Natera, such case or proceeding shall be consented to or acquiesced in by Natera, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, Natera hereby expressly authorizes ROS to appear in any court conducting any such case or proceeding during such 60 day period to preserve, protect and defend its rights under this Royalty Agreement; or

(v)                                 take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 5.2                                             Put Option. Upon the occurrence of, and during the continuation of, any Royalty Event of Default, in addition to any other rights and remedies available to ROS under this Royalty Agreement, any other Loan Document or otherwise, ROS shall have the right (at its option) to require Natera to purchase from ROS all of its rights to the remaining Royalty Payments that will become due pursuant to Section 2.1 (the “Put Option”). The amount payable by Natera to ROS in respect of the Put Option shall be the Purchase Price. If ROS elects to exercise its Put Option, it shall so notify Natera in writing (the “Put Notice”), which Put Notice shall set forth a calculation of the Purchase Price in reasonable detail. Natera shall, on the fifth Business Day following its receipt of such Put Notice, pay the Purchase Price to ROS. The payment of the Purchase Price pursuant to this Section 5.2 shall be made by wire transfer of immediately available funds to an account designated by ROS.

SECTION 5.3                                             Other Rights and Remedies.

(a)                                   ROS shall have the right to enforce the provisions of this Royalty Agreement or any other Loan Document by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy, and ROS may recover its costs and expenses caused by any breach by Natera of the provisions of this Royalty Agreement or as a result of, or in connection with, the occurrence of any Royalty Event of Default, including court costs, attorneys’ fees and other costs and expenses incurred in the enforcement of the obligations of Natera, or any rights of ROS, under this Royalty Agreement.

(b)                                   ROS shall have the right to exercise all rights and remedies under this Royalty Agreement or any other Loan Document and all other rights and remedies which ROS may have under applicable Law or otherwise.

ARTICLE VI.
TERM

SECTION 6.1                                             Term. The term of this Royalty Agreement (the “Term”) shall commence on the Closing Date and shall expire on the first anniversary of the last day of the Royalty Term.

SECTION 6.2                                             Survival. The expiration of this Royalty Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration or termination, and the provisions of Article VII and Sections 6.2, 8.4, 8.5, 8.8, 8.9, 8.11 and 8.12 shall survive the expiration of this Royalty Agreement.

ARTICLE VII.
CONFIDENTIALITY

SECTION 7.1                                             Confidential Information. Subject to the provisions of Section 7.2, at all times prior to the fifth anniversary of the Royalty Term, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Party in the performance of such Party’s obligations or in the exercise of such Party’s rights hereunder and who are subject to obligations of confidentiality consistent with these provisions (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein, (a) ROS may disclose this Royalty Agreement and the terms and conditions hereof and any information related hereto, including the Royalty Reports (other than to any Competitor of Natera or any of its Subsidiaries) to (i) its Affiliates, (ii) potential and actual assignees of any of ROS’s rights hereunder (including the right to receive any Payments hereunder) and (iii) potential and actual investors in, or lenders to, ROS (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that in each case, each such Recipient shall be subject to reasonable obligations of confidentiality; and (b) upon receiving consent from ROS, which consent shall not be unreasonably withheld, delayed or conditioned, Natera may disclose this Royalty Agreement and the terms and conditions hereof and information related hereto, to potential or actual permitted acquirers or assignees, collaborators and other (sub)licensees, permitted subcontractors, investment bankers, investors, lenders (including, in each of the foregoing cases, such Person’s employees, advisors or consultants who have a need to receive and review such information); provided that in each case, each such Recipient shall be subject to reasonable obligations of confidentiality. In addition to the foregoing, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in order to comply with applicable laws (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving Party (x) will only disclose those portions of the Confidential Information that are necessary or required to be so disclosed, (y) to the extent legally permissible, will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto, and (z) to the extent reasonably practicable, the Receiving Party shall provide such notice in advance of the disclosure so as to allow the Disclosing Party an opportunity to seek (at the Disclosing Party’s sole expense) a protective order or other appropriate remedy; provided, however, that no such notice will be required in respect of disclosures of Confidential Information to regulatory authorities having or claiming to have jurisdiction over the Receiving Party in connection with routine regulatory examinations. In the event that no such protective order or other remedy is obtained or that the Disclosing Party waives compliance with the provisions hereof, the Receiving Party and its Representatives may disclose such Confidential Information as may be required or requested pursuant to such laws or judicial process.

SECTION 7.2                                             Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Royalty Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)                                 that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Royalty Agreement);

(b)                                 that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;

(c)                                  that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d)                                 that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e)                                  that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

SECTION 7.3                                             Remedies. Each Party agrees that the unauthorized disclosure of any information by the Receiving Party in violation of this Royalty Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 7, the Receiving Party agrees that the Disclosing Party shall [*].

SECTION 7.4                                             Press Releases. No Party shall, and each Party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Royalty Agreement or the subject matter hereof without the prior consent of the other Party hereto (which consent shall not be unnecessarily withheld or delayed), except as may be required by applicable Law (in which case the Party required to make the release or statement shall allow the other Party reasonable time to comment on such release or statement in advance of such issuance).

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

SECTION 8.1                                             Loan Document. This Royalty Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with Article X thereof (including Section 10.4 thereof), which is incorporated herein by reference and deemed to apply to Natera, ROS and this Royalty Agreement, as applicable, throughout the Term (whether or not, and without regard to, any earlier termination of the Credit Agreement).

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

SECTION 8.2                                             Binding on Successors, Transferees and Assigns; Assignment. This Royalty Agreement shall remain in full force and effect until the Term has concluded and shall be binding upon the Parties hereto and their respective successors, transferees and assigns; provided that Natera may not assign or transfer any of its rights or obligations hereunder without the prior written consent of ROS; and provided further that ROS may not assign or transfer any of its rights or obligations hereunder to any Competitor without the prior written consent of Natera, except in the event that (i) a Royalty Event of Default has occurred and (ii) such Royalty Event of Default continues for thirty (30) days after ROS has notified Natera of its intent to make such an assignment or transfer to a Competitor.

SECTION 8.3                                             Amendments, etc. No amendment to or waiver of any provision of this Royalty Agreement, nor consent to any departure by Natera from its obligations under this Royalty Agreement, shall in any event be effective unless the same shall be in writing and signed by ROS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.4                                             Notices. All notices and other communications provided for hereunder shall be given or made as set forth in Section 10.2 of the Credit Agreement. Documents required to be delivered pursuant to Section 2.1(d), Section 2.4(b), Section 4.4.(a), Section 4.7 and Section 4.8 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Natera posts such documents, or provides a link thereto on Natera’s website or the Internet at the following website address: [*] or (ii) such documents are posted on Natera’s behalf on an Internet or intranet website, if any, to which ROS has access (whether a commercial or third-party website), and in each case an email with a link to such posting has been provided to ROS’s email addresses set forth on Schedule 10.2 of the Credit Agreement.

SECTION 8.5                                             No Waiver; Remedies. No failure on the part of ROS to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

SECTION 8.6                                             Section Captions. Section captions used in this Royalty Agreement are for convenience of reference only and shall not affect the construction of this Royalty Agreement.

SECTION 8.7                                             Severability. Any provision of this Royalty Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Royalty Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.8                                             Governing Law, Entire Agreement, etc. THIS ROYALTY AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ROYALTY AGREEMENT SHALL BE GOVERNED BY, AND

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Royalty Agreement, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect hereto.

SECTION 8.9                                             Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ROYALTY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ROS OR ANY GUARANTOR IN CONNECTION HEREWITH, SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE OPTION OF ROS, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF NATERA AND ROS IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2 OF THE CREDIT AGREEMENT. EACH OF NATERA AND ROS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER NATERA OR ROS HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF NATERA AND ROS, ON ITS OWN BEHALF HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS ROYALTY AGREEMENT.

SECTION 8.10                                      Counterparts. This Royalty Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Royalty Agreement shall become effective when counterparts hereof executed on behalf of Natera and ROS shall have been received by ROS. Delivery of an executed counterpart of a signature page to this Royalty Agreement by email (e.g. “pdf’ or “tiff’) or telecopy shall be effective as delivery of a manually executed counterpart of this Royalty Agreement.

SECTION 8.11                                      Waiver of Jury Trial. NATERA AND ROS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ROYALTY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF NATERA OR ROS IN CONNECTION HEREWITH. EACH OF NATERA AND ROS ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ROS AND NATERA, RESPECTIVELY TO ENTER INTO THIS ROYALTY AGREEMENT.

SECTION 8.12                                      Relationship of the Parties. The status of a Party under this Royalty Agreement shall be that of an independent contractor. Nothing contained in this Royalty Agreement shall be construed as creating a partnership, joint venture or agency relationship between Natera or any of its Affiliates, on the one hand, and ROS or any of its Affiliates, on the other hand. Except to the limited extent expressly provided in this Royalty Agreement, no Party hereto shall have the authority to bind, obligate or represent any other Party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement on the day and year first above written.

NATERA, INC.

By:	/s/ Matthew Rabinowitz
Name:	Matthew Rabinowitz
Title:	Chief Executive Officer

ROYALTY OPPORTUNITIES S.AR.L
By OrbiMed Advisors LLC,
its investment manager

By:	/s/ Samuel D. Isaly
Name:	Samuel D. Isaly
Title:	Managing Member

Account Information:

Number:	[*]
Bank:	[*]
Address:	[*]

[*]

Signature Page to Royalty Agreement

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Execution Version

FIRST AMENDMENT TO ROYALTY AGREEMENT

This FIRST AMENDMENT TO ROYALTY AGREEMENT (this “Amendment”) is made and entered into as of June 6, 2014 by and among NATERA, INC., a Delaware corporation (“Natera”), and ROYALTY OPPORTUNITIES S.À R.L, a Luxembourg société à responsabilité limitée (“ROS”).

WHEREAS, Natera and ROS are party to that certain Royalty Agreement, dated as of April 18, 2013 (the “Royalty Agreement”);

WHEREAS, pursuant to Section 8.3 of the Royalty Agreement, the Royalty Agreement may be amended by an instrument in writing signed by ROS; and

WHEREAS, Natera and ROS hereto desire to amend certain provisions of the Royalty Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions; Loan Document. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Royalty Agreement. This Amendment shall constitute a Loan Document for all purposes of the Royalty Agreement and the other Loan Documents.

2.             Amendment to Definition of Purchase Price. The definition of “Purchase Price” in Section 1.1 of the Royalty Agreement is hereby amended so that the definition reads in its entirety as follows:

“Purchase Price” means, with respect to either (x) Natera’s election to exercise its Buy-Out Option at any time, or (y) ROS’s election to exercise its Put Option upon the occurrence of a Royalty Event of Default, an amount, payable by Natera to ROS in U.S. Dollars to an account designated in writing by ROS, equal to the difference between (i) the applicable amount set forth in the table below (the “Applicable Amount”) opposite the applicable period (the “Applicable Period”) set forth in the table below, during which such Buy-Out Option or Put Option, as the case may be, was exercised (or deemed to be exercised), less (ii) the Recovered Amount. The Purchase Price shall not be less than zero.

		Applicable	Applicable
		Amount if the	Amount if the
	Applicable	Delayed Draw Loan	Delayed Draw Loan
	Amount if the Delayed	Has Been Funded in	Has Been Funded in
	Draw Loan Has Not	an Amount Equal to	an Amount Equal to
Applicable Period	Been Funded	$10,000,000	$20,000,000
On or before the 1st anniversary of the Closing Date	$8,000,000	$10,000,000	$11,000,000
After the 1st anniversary of the Closing Date and on or before the 2nd anniversary of the Closing Date	$8,875,000	$11,000,000	$12,000,000
After the 2nd anniversary of the Closing Date and on or before the 3rd anniversary of the Closing Date	$9,750,000	$12,000,000	$13,000,000
After the 3rd anniversary of the Closing Date and on or before the 4th anniversary of the Closing Date	$10,625,000	$13,000,000	$14,000,000
Any time after the 4th anniversary of the Closing Date	$11,500,000	$14,000,000	$15,000,000

3.             Amendment to Section 2.1(b). Section 2.1 of the Royalty Agreement is hereby amended by deleting clause (b) of such Section and replacing such clause with the following:

“(b) Natera shall (or shall cause a Subsidiary to) pay to ROS, in respect of each Fiscal Year (or portion of a Fiscal Year, in the case of the first Fiscal Year and last Fiscal Year of the Royalty Term) during the Royalty Term and during the Fiscal Quarter in which the Delayed Draw Loan has been funded and thereafter, a royalty amount equal to (i) if the Delayed Draw Loan has been funded in an amount equal to $10,000,000 the sum of (x) 1.00% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to $50,000,000 of such Net Revenue, plus (y) 1.50% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of $50,000,000 or (ii) if the Delayed Draw Loan has been funded in an amount equal to $20,000,000 the sum of (A) 1.50% of the aggregate Net Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to $50,000,000 of such Net Revenue, plus (B) 2.00% of the aggregate Net

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Revenue during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of $50,000,000.”

4.           Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by ROS of (i) a Secretary’s Certificate, in a form reasonably acceptable to ROS, duly executed and delivered by the signatories thereto, and (ii) a counterpart signature to this Amendment duly executed and delivered by Natera.

5.           Expenses. [*]

6.           No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of ROS under the Royalty Agreement or the other Loan Documents, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Royalty Agreement or the other Loan Documents, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of ROS to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Royalty Agreement or the other Loan Documents.

7.           Counterparts; Governing Law. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of such when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Remainder of Page Intentionally Left Blank]

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NATERA, INC.

By:	/s/ Matthew Rabinowitz
Name:	Matthew Rabinowitz
Title:	Chief Executive Officer

ROYALTY OPPORTUNITIES S.À R.L,

By OrbiMed Advisors LLC,
its investment manager

By:	/s/ Samuel D. Isaly
Name:	Samuel D. Isaly
Title:	Managing Member

Signature Page to First Amendment to Royalty Agreement